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                                 EXHIBIT 10.24

June 10, 1998



Mr. Christopher G. Conlin
6817 Patrick Lane
Plano, Texas 75024

Dear Chris:

          This letter sets forth the substance of the separation and consulting agreement (the "Agreement") which RF Monolithics, Inc. (the "Company") is offering to you to aid in your employment transition.

          1. SEPARATION. Your last day of employment with the Company was May 31, 1998 (the "Separation Date"). The Company has accepted your resignation from the position of Vice President, Sales and Marketing.

          2. ACCRUED SALARY AND PAID TIME OFF. You acknowledge that the Company has paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholding. You are entitled to these payments regardless of whether you sign this Agreement.

          3. TERMINATION PAYMENT. You will receive a one time payment of $100,000.00 ("Termination Payment"). You hereby acknowledge and agree that the Termination Payment shall be full and complete satisfaction of any and all payments or other obligations the Company may owe you.

          4. CONSULTANCY. The Company agrees to retain you, and you agree to make yourself available and perform, as a consultant, beginning on the Separation Date.
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          a.  CONSULTING PERIOD.  The Company will continue to retain you as a consultant until you obtain other regular and ongoing employment, or until March 31, 1999 whichever occurs earlier. "Regular and ongoing employment", as used in this subparagraph, refers to any arrangement in which you are an employee and not an independent contractor, without regard to the number of hours worked by you in any given period. You agree to notify the Company in writing at least ten (10) days before engaging in any such regular and ongoing employment, and you agree that your acceptance of such employment shall be subject to the restrictions set forth in Paragraph 4, below. Acceptance of consulting engagements as an independent contractor, as defined by the Internal Revenue Service, shall not constitute "permanent and ongoing employment" for the purposes of this subparagraph 3(a). The Company may terminate the Consulting Period at any time for material cause, including, but not limited to, any breach by you of any provision of this Agreement.

          b. CONSULTING DUTIES. You agree that, while you are retained by the Company as a consultant, you will remain available to provide consulting in any area of your expertise upon request by a duly authorized officer of the Company. You agree to exercise the highest degree of professionalism and creative talents in performing consulting services for the Company. You further agree to openly support the Company and its management.

          c. CONSULTING FEES. During the Consulting Period, the Company agrees to pay you $1,000.00 per month. Such Fees to be paid monthly on the 15th of each month beginning June 15, 1998. The Company will no longer deduct or withhold any amount from your Consulting Fees for taxes, social security, or other payroll deductions, but will instead issue you a 1099 form with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for the payment of all employment taxes and any other taxes due and owing as a result of your Consulting Fees, and you hereby indemnify the Company and hold it harmless from any liability for any taxes, penalties, and interest which may be assessed by any taxing authority.

    5. OTHER WORK ACTIVITIES. During the Consulting Period, you retain the right to engage in other consulting relationships in addition to your work for the Company. The Company agrees to make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it does not interfere with other activities in which you may engage.
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          a.  AGREEMENT NOT TO COMPETE.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period and for an additional one year after the last day of the Consulting Period, that you will not perform work for any business entity, or engage in any work activity which is in competition, or is preparing to compete, with the Company ("Competitive Activity"). "Competitive Activity" shall include any consulting engagement or employment with Thomson Microsonics SA, Sawtek, Inc., Anderson Laboratories, Inc., Vectron Technologies Incorporated, Siemens, and their parent or subsidiary companies, Remec, AVX Corporation, RF Micro Devices or Anadigics, or any company competing or preparing to compete with the Company in developing, manufacturing, or marketing components and modules based on Surface Acoustic Wave (SAW) technology. You agree that, if you are in doubt as to whether a particular work activity may comprise Competitive Activity, you will obtain the written consent of the Company's Board of Directors, which will not be unreasonably withheld, before undertaking such work activity. For purposes of this paragraph, the holding of less than five percent (5%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

          b. AGREEMENT NOT TO SOLICIT. You agree that, during the Consulting Period and for two years after the last day of the Consulting Period, you will not, directly or indirectly, induce or attempt to induce any employee of the Company to accept employment or affiliation involving competitive work with another firm or corporation of which you are an employee, owner, partner, or consultant.

          c. PAYMENT FOR AGREEMENT NOT TO COMPETE OR SOLICIT. During the Consulting Period, the Company agrees to pay you $3,000.00 per month. Such Fees to be paid monthly on the 15th of each month beginning June 15, 1998. The Company will not deduct or withhold any amount from your Consulting Fees for taxes, social security, or other payroll deductions, but will instead issue you a 1099 form with respect to your Payment Not to Compete or Solicit. You acknowledge that you will be entirely responsible for the payment of all employment taxes and any other taxes due and owing as a result of this Payment, and you hereby indemnify the Company and hold it harmless from any liability for any taxes, penalties, and interest which may be assessed by any taxing authority.
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          6.    HEALTH INSURANCE. During the Consulting Period defined above at
Paragraph 3(a), you will continue in the Company's health care plan at your present level of enrollment. However, the Company will not deduct from your Consulting Fees any amount representing your contribution payment for health care benefits; instead, you agree to make your contribution payment directly to the Company each month. After your consulting relationship with the Company terminates, and to the extent permitted by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense. You will be provided with a separate notice of your COBRA rights.

          7. VESTING OF OPTIONS. You acknowledge as of May 31, 1998 your options granted March 27, 1996, October 23, 1996 and January 14, 1998 shall cease to vest as of May 31, 1998 and the Company has no obligation to grant further options to you.

          8. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. Specifically, you acknowledge that, because you will no longer be an employee of the Company after the Separation Date, you will not be eligible to participate in the Company's 401(k) Plan. You acknowledge that, as of the Separation Date, your participation in the Company's Employee Stock Purchase Plan terminated, and any accumulated payroll deductions which have not been applied to the purchase of stock will be refunded to you as soon as reasonably practical.

          9. EXPENSE REIMBURSEMENTS. You acknowledge that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In addition, during the Consulting Period defined above at Paragraph 3(a), the Company will reimburse you, upon your provision of proper documentation, for reasonable expenses actually incurred by you in the course of consulting services performed by you at the Company's request.

          10. RETURN OF COMPANY PROPERTY. By June 10, 1998, you agree to return to the Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You will be allowed to retain your Dell laptop computer for use during the Consulting Period. Such computer will be returned to the Company at the end of the Consulting Period.
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          11.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your
continuing obligations under your Proprietary Information and Invention Agreement, both during and after your employment, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

          12. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

          13. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

          14. RELEASE. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit B.

          15. CONFIDENTIAL ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise in connection with the Agreement, you and the Company agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to the Agreement or its enforcement, performance, breach, or interpretation, with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, shall be resolved by final and binding confidential arbitration held in Dallas, Texas through the American Arbitration Association, under its then-existing Rules and Procedures. Any such arbitration shall be conducted in the utmost secrecy. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
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          16.    MISCELLANEOUS. This Agreement, including Exhibits A and B
constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas.

          If this Agreement is acceptable to you, please sign below and the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

          I wish you luck in your future endeavors.

                                      Sincerely,

                                      RF Monolithics, Inc.

                                      By:  /s/ Sam L. Densmore
                                           -------------------------------------
                                           Sam L. Densmore
                                           President and Chief Executive Officer

Exhibit A - Proprietary Information and Inventions Agreement
Exhibit B - Employee Agreement and Release

                                      AGREED:

                                      By:  /s/ Christopher G. Conlin
                                           -------------------------------------
                                           Mr. Christopher G. Conlin